EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE

OF INCORPORATION

OF

HEMAGEN DIAGNOSTICS, INC.

HEMAGEN DIAGNOSTICS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware on May 1, 1992, DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation approved and adopted, subject to the approval of its stockholders, a resolution proposing and declaring advisable that Article 4 of the Restated Certificate of Incorporation of the Corporation be amended by striking out Article 4 thereof and by substituting in lieu of said Article the following new Article 4 as follows:

“4.           The total number of shares of stock which the corporation shall have authority to issue is forty-six million (46,000,000), forty-five million (45,000,000) shares of which shall be Common Stock, of the par value of One Cent ($.01) per share, and one million (1,000,000) shares of which shall be Preferred Stock, of the par value of One Cent ($.01) per share, amounting in the aggregate to Four Hundred Sixty Thousand and 00/100 Dollars ($460,000.00).

Additional designations and powers, preferences and rights and qualifications, limitations or restrictions thereof of the shares of each class shall be determined by the Board of Directors of the corporation from time to time.”

SECOND: That at a meeting of stockholders called and held in accordance with Section 222 of the Delaware General Corporation Law of the State of Delaware, at least 66 2/3 percent of the voting power of all shares entitled to vote generally in the election of Directors, voting together as a single class, voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Certificate of Amendment of Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 27th day of May, 2010.

HEMAGEN DIAGNOSTICS, INC.

By:	/s/ William P. Hales
William P. Hales,
Chairman of the Board of Directors, President and CEO